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                                                                   EXHIBIT 10.29


Plug Power
968 Albany-Shaker Rd., Latham, NY 12110

                                                                  Gary Mittleman
                                           President and Chief Executive Officer


                                 June 7, 1999

Lou Tomson
58 Countryman Road
Voorheesville, NY 12186

    Re: Employment Agreement
        --------------------

Dear Lou:

     In consideration of your continued employment at-will at Plug Power, LLC ("Plug Power") as Senior Vice President, you are entitled solely to the following benefits in the event that you are terminated from Plug Power for any reason other than gross misconduct, negligence, failure to perform job functions in a manner satisfactory to the President and CEO, theft, dishonesty, or fraud:
1) twelve (12) months salary continuation at a salary level of 50% of your base pay on the date of termination, and
2) continuation of your employee benefits and vesting in stock options for twelve (12) months following your termination date as if you were an employee of Plug Power.

     These benefits will also be granted in the event that you are terminated from Plug Power for any physical or psychological disability which precludes you from performing your essential job functions with or without reasonable accommodation.

     Please sign in the space provided below if you agree to the foregoing terms.


                                                Sincerely,

                                                /s/ Gary Mittleman

                                                Gary Mittleman
                                                President & CEO


I acknowledge and accept this Employment Agreement

/s/ Lou Tomson                                        June 8, 1999
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